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PHYCOR(R)
The Physicians' Corporation                                     NEWS RELEASE
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Contact:    Joseph C. Hutts
            President and Chief Executive Officer
              or
            John K. Crawford
            Chief Financial Officer
              or
            J. Shawn Carder
            Director of Investor Relations
            (615) 665-9066


                 PHYCOR ANNOUNCES NONRECURRING CHARGES RELATING
                     TO MERGER EXPENSES, ASSET REVALUATIONS
                    AND OPERATIONAL RESTRUCTURING ACTIVITIES


Nashville, Tennessee (January 12, 1998) - PhyCor, Inc. (Nasdaq/NM:PHYC) announced today that it anticipates recording, in the first quarter of 1998, a pre-tax charge to earnings of approximately $15 million relating to its recently terminated merger with MedPartners, Inc. (NYSE:MDM). The Company also announced plans to restructure five of its multi-specialty clinic operations with approximately 300 physicians and provide for the potential sale or closure of two additional clinics with approximately 70 physicians.

     In connection with these plans, the Company anticipates recording a pre-tax charge for asset revaluation of approximately $83 million in the fourth quarter of 1997, of which approximately $70 million represents intangible asset value. In addition, the Company expects to incur approximately $22 million in the first quarter of 1998 in pre-tax restructuring charges relating to anticipated costs which are to provide for consolidating facilities and clinic operations and to reduce overhead costs.

     Exclusive of these nonrecurring costs, these restructuring plans are not expected to adversely affect the Company's earnings targets for either 1997 or 1998.



                                     -MORE-


PHYCOR, Inc. - 30 Burton Hills Blvd. - Suite 400 - Nashville, Tenn. 37215 -
                                  615-665-9066
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PHYCOR Announces Nonrecurring Charges
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January 12, 1998

     "These plans involve clinics that represent less than 6% of PhyCor's operating income for the nine months ended September 30, 1997, and the total charges, net of taxes, represent approximately 5% of total assets as of the end of the third quarter of 1997," commented John K. Crawford, chief financial officer of PhyCor.

     "Given the uncertainty surrounding the termination of our merger discussions, we felt it was important to announce these plans and actions as early as possible and to confirm our strong expectations for 1997 and 1998 earnings," said Joseph C. Hutts, president and chief executive officer of PhyCor. "These restructured groups primarily represent first generation attempts at new group formations. These plans address problems that have developed in these markets, but we modified our approach early and have, for some time, been successful in the formation of several new groups. Overall, our operations are sound, our pipeline is strong, our people are confident, and we feel we are positioned to lead this facet of the health field and make a difference in our health care system," concluded Hutts.

     In December 1997, PhyCor announced that it had signed two separate agreements to purchase Atlanta-based First Physician Care, Inc., a provider of practice management services to approximately 200 physicians, and Seattle-based CareWise, Inc., a nationally recognized leader in the health care decision-support industry. Both transactions, which are expected to be accounted for as poolings-of-interests, are expected to close in the first quarter of 1998.

     PhyCor, Inc., headquartered in Nashville, Tennessee, is a physician practice management company that operates multi-specialty clinics and manages independent practice associations (IPAs). Exclusive of pending transactions, PhyCor operates 55 clinics with approximately 3,860 physicians in 28 states and manages IPAs with over 18,700 physicians in 28 markets.

     This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The effect of the restructuring plans referred to herein could vary from the Company's expectations based upon continued developments, including the actual amount of expenditures required in connection with the Company's restructuring plans and other previously disclosed factors, risks and uncertainties applicable to the business of the Company.

              For additional information, visit PhyCor's web site:
                             http://www.phycor.com